Exhibit 99.2

Tianyin Pharmaceutical, Inc.
Third Quarter Fiscal Year 2011 Earnings Results
May 17, 2011

Operator:
Good morning, ladies and gentleman, and thank you for standing by.  And welcome to the Tianyin Pharmaceutical Incorporated Third Quarter 2011 Earnings Conference Call.  At this time, all participants are in a listen-only mode, and following the presentation, instructions will be given for the question-and-answer session.  Should anyone require assistance on the call today, please press the star, followed by the zero.  And at this time, I would now like to turn the conference over to Dr. James Tong, who is the Chief Financial Officer.  Please go ahead, sir.

Dr. James Tong:
Thank you, operator.  Good morning, good evening, ladies and gentlemen.  Welcome to Tianyin Pharmaceutical’s (TPI) Third Quarter Fiscal Year 2011 Earnings Conference Call.  I am James Jiayuan Tong, Chief Financial Officer and Chief Business and Development Officer of TPI, along with Simon Min Ren, Director of Investor Relations; and Meinian Yuan, Assistant to CFO.  We have connected with Dr. Jiang, CEO and Chairman of the Company before the call and then since he is on the road at the moment.  So far, the signal connection has not been restored.

During this conference call, we will be reviewing the third quarter of fiscal year 2011 financial highlights followed by the question-and-answer period.  Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995.

Any statements set forth in this presentation that are not historical facts or forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time to time in TPI’s filings and future filings with the United States Securities and Exchange Commission.

The forward-looking statements contained in this presentation are made only for this date and TPI is under no obligation to revise or update these forward-looking statements.

Third quarter fiscal year 2011 ending March 31, 2011, financial highlights: Revenue increased 66.3% year-over-year to $24.9 million from $15.9 million the year earlier.  Operating income increased 39.9% year-over-year to $5 million from $3.6 million a year earlier.  Net income increased 27.7% to $3.7 million year-over-year from $2.9 million a year earlier.

Earnings per share of $0.13 per basic share or $0.12 per diluted share, up from $0.11 per basic share or $0.09 per diluted share a year earlier, staying at 19.3% and 35.5%, respectively.  Cash and cash equivalents totaled $31.1 million on March 31, 2011 or $1.10 per basic share in cash.

Sales for this quarter ended March 31, 2011 was $24.9 million, up 56.3% as compared to $15.9 million for the quarter ended March 31, 2010.  Although average generic pharmaceutical sales have been under pricing pressure at the beginning of the third quarter, the channel expansion optimized production facility usage and the continued stream of Tianyin Medicine Trading (TMT) distribution revenues reported quarterly sales growth.  With the current hospital coverage at 880 hospitals, increased from 850 hospitals from the beginning of the fiscal year 2011, we are targeting to reach 900 hospitals by the end of fiscal year 2011 ending June 30, 2011.

Revenues from the top-selling products are Ginkgo Mihuan Oral Liquid (GMOL), $5.6 million; Apu Shuangxin Benorylate Granules (APU), $1.8 million; Azithromycin Tablet (AZI), $0.98 million; Xuelian Chongcao Oral Liquid (XLCC), $1.1 million; Qingrejiedu Oral Liquid (QR), $0.77 million.  These products total $10.2 million in sales, representing 41.2% of the quarterly revenue.

Cost of sales for the third quarter was $14 million or 56.2% of sales as compared to $7.5 million or 47.2% of sales the year earlier.  Our cost of sales consists of the raw material costs, labor, depreciation, amortization and manufacturing equipment and facilities and other overhead.

Gross margin for the third quarter was 43.6% as compared to 52.8% for the quarter ended March 31, 2010.  The decrease in gross margin was attributable to average 15% TMT distribution revenue.  In addition, the pricing pressure on our generic product also leads to the gross margin reduction.  During this quarter, our 56-product organic portfolio delivered approximately 51.4% gross margin, about 1.4% lower than the gross margin of 52.8% from the year earlier.  Given these trends, we anticipate that our overall gross margin in the near term on a quarter-to-quarter comparison base may trend lower but on a sequential basis should stabilize improve depending upon the revenue mix percentage of TMT revenue, upcoming JCM macrolide API revenue as compared to the proprietary portfolios revenue performance.

Operating expenses for the third quarter were $5.8 million compared with $4.8 million for the quarter ended March 31, 2010.  Continuing the sales payroll and marketing expenses are the main components of the operating expenses.

Net income was $3.7 million for the quarter ended March 31, 2011, as compared to net income of $2.9 million for the third quarter fiscal year 2010, a net increase of $0.8 million or 27.6% year-over-year.  Net profit margins for the quarter ended March 31, 2011 decreased to 14.9% from 18.3% for the quarter ended March 31, 2010, mainly attributable to 1) the recent pricing pressure on the generic pharmaceutical business; 2) lower margin TMT distribution revenue; and 3) increase of income tax provision to 25% starting January 2011 from the previous 15% for Chengdu Tianyin at the expiration of the three-year tax benefit for high-tech enterprise.  We expect the stabilization of the net profit margin at approximately 15% going forward under the current condition.

Diluted earnings per share for the three months ended March 31, 2011 were $0.12, up 35.5% from the earnings of $0.09 per diluted share for the three months ended March 31, 2010, based on 29.8 million shares and 31.6 million shares, respectively.

Balance sheet and cash flow.  As of March 31, 2011, we had working capital totaling $37.2 million, including cash and cash equivalents of $31.1 million or $1.10 per share in cash.  Net cash generated from operating activities for the nine months ended March 31, 2011, was $12.3 million compared with $11.5 million the nine months ended March 31, 2010.

We believe that TPI is adequately funded to meet all the working capital and capital expenditure need for fiscal year 2011.

Fiscal year 2011 financial guidance.  Due to the recent healthcare reform and the resulting pricing pressure on generic pharmaceutical sales nationwide, since January 2011, our generic division which makes up approximately 40% of our total revenue, is expected to experience sales reduction for the next few quarters.  In addition, the longer-than-expected equipment installation and GMP certification preparation process follow the newly issued SMP and GMP standards by the PRC government at the beginning of the March 2011, are expected to reduce the previously forecast revenue of JCM macrolide facility.  We therefore revise our fiscal year 2011 revenue guidance to $90 million representing 40.8% year-over-year growth from the previously guided $113 million in total revenue.  Based on the revised revenue forecast of $90 million along with the new 25% income tax rate starting in January 2011, from the previous 15% for Chengdu Tianyin, we revised our net income forecast to $16 million representing 32.9% year-over-year growth from previously $18 million.  The forecast net income excludes any noncash expenses associated with the stock compensation plan or stock option expenses.

Our analysis of the market conditions suggests that although the pricing pressure on the generic division is likely to continue for the remainder of 2012 calendar year, JCM along with the TMT distribution business are expected to support the growth of TPI for the coming fiscal year.  The management will continue to evaluate the Company’s business outlook and communicate any changes on a quarterly basis with our investors.

Operator, please open the question-and-answer period.

Operator:
Thank you very much.  Ladies and gentlemen, at this time we will begin the question-and-answer session.  If you do have a question today, please press the star, followed by the one on your push-button telephone.  You may also decline from the polling process at any time by pressing the star, followed by the two.  As a reminder, if you are using speakerphone, you will need to lift the handset first before making your selection.  Once again, if you do have a question, please press the star, followed by the one at this time.

And our first question does come from the line of Adam Waldo with Lismore Partners LLC.

Adam Waldo:
Dr. Tong, thanks very much for taking my question.  If we back out the approximately $1 per diluted share in net cash on the balance sheet, the stock is trading at about 2x earnings, an enterprise value with a multiple of about 2x.  That suggests that the market doesn’t believe––either doesn’t believe your financial results that have been resulted to this point or doesn’t believe your future growth opportunities exist, or a combination thereof.  Would you like to comment on either or both of those points and particular expand on the growth outlook that you see for fiscal 2012?

Dr. James Tong:
Thanks for the question, Adam.  Yes, the valuation is indeed––can say from the investor point of view, very reasonable or low for valuation of our business.  As you can see, with a breakdown value, our GMOL drug, Ginkgo Mihuan, is doing $20 million a year.  And with about 70% gross margin so the drug itself is worth probably $1 or $0.80 in our shares.  And then we also have more than $1 worth of cash.  I think under the current condition, I didn’t want to, elaborate on the valuation, we have about 9 million warrants, which are certainly not showing on the diluted shares when the stock is depreciated.  If you have really used the 40 million shares altogether then you can see that, yes, you back out the cash, you will have about 4 to 5x and if you look at the comp base, without particularly mentioning who are the other comps have been doing generic/modernized traditional Chinese medicine products, they all trade at this range so I believe that the market sells at a depreciated valuation.  At this moment, the market is not necessarily particularly unkind to our stock but certainly that we feel that our stocks are undervalued.

Adam Waldo:
So expanding on that, then, would you expect––again, I don’t want to necessarily pin you down just yet on 2012 guidance because I know you typically offer that in the summer but it sounds like you would expect at least some growth to continue in 2012, and so I guess the relevant question here then is, you know, what option has management and the board begun to discuss in terms of trying to realize shareholder value, given the depressed valuation.  I mean, there are options from stock buyback, which were discussed on the last couple of quarterly calls to, you know, reverse stock splits that if I get the share price up to a level at which institutional investors can actually own the stock at $5 or $10 per share, which is typically their baseline requirement.  Maybe could you talk a little bit more about current thoughts on that?

Dr. James Tong:
Sure. We have given our JCM, the Jiangchuan macrolide API business, $30 million forecast for the first year of operation.  We believe that our organic portfolio will grow.  At this moment we did not give the full year fiscal year 2012 guidance because we would like to watch for any policy trend.  The new China Healthcare Reform Policy came out at the beginning of this year so this is fairly fresh policy where there’s inclination towards a cheap, zero premium drugs such as essential drugs.  And we want to watch for whether this impact we have just experienced in third quarter will be it or there could be further impact or whether there will be a turnaround situation that we have already seen the low point of the general pharmaceutical sales. Therefore, it will probably take a couple of months for us to come up with our organic portfolio forecast.  So here I agree with you, there will be growth ahead from 2012 fiscal year.

For realizing the value for our shareholders, we have been considering buying back stocks.  Our stocks are not very liquid, during the earnings, during the new release that can be recorded more liquid than other Chinese stocks but it’s rather an illiquid stock and there are regulations on how the Company can buy back their stock.  We certainly would like to buy back stock from the Company point of view, and the board has discussed several initiatives such as paying a dividend, buy back stocks which we have all done before and if we have made any decisions, we certainly disclose and communication with our investors on this front.

The reverse stock split, not necessarily.  We have been looking at some of the reverse stock split cases in the China front.  We noticed that originally when the stock’s actually got up quite high because after 2:1 but then they traded down, somehow it loses the liquidity by reverse split and then the valuation’s got even worse without particularly mentioning any security.

Adam Waldo:	Thank you so much.

Dr. James Tong:	Thanks, Adam.

Operator:
Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.  Again, as a reminder, if you are on speakerphone, you will need to lift the handset first before making your selection.

And our next question does come from the line of Angel Liu with Pope Asset Management.

Angel Liu:	Hey, James. You have guidance for the fiscal year 2011 $90 million but you already made $72 million the first nine months, so you actually expecting only 18 million from the last quarter?

Dr. James Tong:
We have––well, yes, right, so we did 72 and the 18 is what we believe that the organic portfolio would be able to do and the distribution revenue is likely to contribute more on top of this level and then if there’s any JCM revenue will certainly be included.  But let me digress here a little bit so the JCM and GMP certification is lengthened so we’re very confident that we can get that because currently the JCM license is valid so if you go onto SFDA website you will see the JCM Jiangchuan license because we made a very small production for our old Azithromycin tablets so the new license will be the expansion capacity license instead of the brand new license.

So, yes, I think, I believe the $90 million is a conservative estimate and, yes, we can see certainly going up for another $5 but we decided that so far the $90 million estimate has the clarity.

Angel Liu:	Okay. And for the tax rate, does the Company consider applying for the high tax, get another tax preferred treatment?

Dr. James Tong:	I think we could but so far I think it’s probably better to forecast about 25% going forward. If there are any pleasant surprises, we’ll certainly communicate right away.

Angel Liu:	So the Company hasn’t started applying for that yet?

Dr. James Tong:	We have not done that.

Angel Liu:	Okay. Alright. Thank you, James.

Dr. James Tong:	Thanks, Angel.

Operator:
Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.  Again, as a reminder, if you are using speakerphone, you will need to lift the handset first before making your selection.

And our next question comes from the line of Iokyle Groff, who is a private investor.

Iokyle Groff:
Yes, James, on that JCM facility, we still don’t have an exact or any kind of idea as to when you’re going to start up production on that facility?  I’m assuming that with your numbers going forward for $90 million in 2011 that you’re not going to get anything out of that for this year.  So can you give us any kind of ballpark idea as to when that production will ramp up?

Dr. James Tong:
Yes.  So in the $90 million exactly, that we did not include any JCM revenue but there could be some pleasant surprises as I mentioned in the answer to the previous question.  We believe that conservatively we probably can start the ramp-up in July.  That will be the starting of the fiscal year 2012.

Iokyle Groff:
And the product sales that come from that, are they done through sales contract or are they done through companies that are just coming to you asking for your product and you make your product and sell it to them.  Are there sales contracts that come with that or no?

Dr. James Tong:
Well, usually raw material sales that the profit chain is very simple, that doesn’t surely involve any distributors unless they were doing export.  We have been looking at these opportunities as well because the new facility is based on EMEA standard and also cGMP standards as well so regards to domestic sales, usually it’s the manufacturer of Azithromycin-formulated drugs will come to us directly and since there are only about five to six makers of Azithromycin raw materials, it’s very easy to find us.

Iokyle Groff:	Okay. And the price on that product the last conference call I think was $200,000 per metric ton. Has that price stayed stable?

Dr. James Tong:	So far this price we’ve been monitoring very closely, yes, it is stable.

Iokyle Groff:	Okay. Thank you very much.

Dr. James Tong:	Thanks.

Operator:	Ladies and gentlemen, if there are any final questions, please press the star, followed by the one at this time.

And, Dr. Tong, I’m showing no further questions in the queue. I’d like to turn it back for any closing comments that you may have.

Dr. James Tong:
Sure.  Thanks again for joining us for the Third Quarter Fiscal Year 2011 Conference Call.  We have cherished our investors who have communicated their ideas, suggestions to our management and we look forward to have further interactions from our investors.

If you have any question or you would like to visit the Company, please contact our Investor Relations Department, headed by Simon Min Ren and my assistant CFO assistant, Meinian Yuan, and also me, James Tong.  Our contact information can be found in our www.tianyinpharma.com and email, phone calls, all will be easily accessible.

Thanks again for joining us for the conference call and look forward to our fiscal year 2011 annual conference call in a few months.

That’ll be all.

Operator:	Thank you. Ladies and gentlemen, that does conclude the conference call for today. We do thank you for your participation. You may now disconnect your lines at this time.